EXHIBIT 99.2

FLASR, INC.

BALANCE SHEETS

	June 30, 2014	March 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,697	$134
Accounts Receivable	5,122	4,698
Inventory	10,677	11,912
Prepaid expenses		-
Income tax assets, current portion	-	-
Total Current Assets	17,496	16,744

Intangible assets, net of $0 and $0 in amortization, respectively	4,678	4,678
Total Assets	$22,174	$21,422

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts Payable.	$56,641	$62,639
Short-term debt	50,000	5,000
Due to Shareholder	231,819	248,864
Total Current Liabilities	338,460	316,503
Total Liabilities	338,460	316,503
COMMITMENTS AND CONTINGENCIES (note6)
STOCKHOLDERS' DEFICIT
Common stock, 200 shares authorized $0.001 par value; 200 and 0 shares issued and outstanding, respectively	-	-
Additional paid-in captial	-	-
Accumulated deficit	(316,286)	(295,081)
Total Stockholders' Deficit	(316,286)	(295,081)
Total Liabilities and Stockholders' Deficit	$22,174	$21,422

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FLASR, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,
	2014	2013

REVENUES	$3,132	$-
COST OF SALES	1,494	-
GROSS PROFIT	1,638	-

OPERATING EXPENSES:
General and administrative	18,323	17,107
Preproduction Costs	500	6,250
Product Marketing Costs	2,836	40,785
Research and Development Costs	1,182	23,903
Total Operating Expenses	22,841	88,045

NET LOSS	$(21,203)	$(88,045)

Basic and diluted loss per share	(0.01)	(0.00)
Basic and diluted weighted average
common shares outstanding:	200	200

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FLASR, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended June 30,
	2014	2013

OPERATING ACTIVITIES
Net loss	$(21,203)	$(88,045)
Adjustments to reconcile net loss to net cash provided by operations:
Net changes in assets and liabilities:
Decrease in prepaid expenses	-	378
(Decrease) in accounts receivable	(426)	-
(Decrease) increase in accounts payable	(5,998)	(770)
Increase in inventory	1,235	(1,953)
Net Cash Used in Operating Activities	(26,392)	(90,390)
FINANCING ACTIVITIES
Repayment of shareholder loans	(17,045)	106,233
Proceeds from other debt	50,000	-
Repayment from other debt	(5,000)	-
Net Cash Provided by Financing Activities	27,955	106,233
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,563	15,843
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	134	1,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,697	$16,843

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
CASH PAID FOR:
Interest	$-	$-
Income taxes	-	-

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FLASR, Inc.

Notes to the Unaudited Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the US (US GAAP) for interim financial information in accordance with Regulation S-X. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. The unaudited financial statements of Flasr, Inc. should be read in conjunction with the notes thereto, and with the audited financial statements and footnotes found elsewhere in this Form 8-K. In the opinion of management, the audited financial statements presented herein reflect all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has limited operating history and a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. In order to continue as a going concern, the Company will need, among other things, additional capital resources.

Management plans to raise money by selling stock, and expects additional cash flows from sales in future periods. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

Loans from shareholders represents a net short term payable that resulted from operating activities between the Company and Everett Dickson, the Company’s founder and primary shareholder, and EMDI, LLC., the Company’s affiliate owned 100% by Everett Dickson.

As of June 30, 2014 and March 31, 2014, the Company had outstanding notes payable to related parties of $231,819 and $248,864, respectively. These notes are unsecured, payable upon demand and have no stated interest rate.

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NOTE 4 - NOTES PAYABLE

During the first quarter of 2014, the Company incurred in a notes payable with a third party for $50,000, 12% of interest rate and maturity date of March, 10, 2015

NOTE 5 - EQUITY

During the year ended March 31, 2013, the Company issued 200 common shares to founders at par. As of March 31, 2014 and 2013, there were 200 common shares issued and outstanding.

NOTE 6 - SUBSEQUENT EVENTS

Management evaluated the events subsequent to June 30, 2014, and through September 16, 2014 and the following information was identified:

On September 16, 2014, Language Arts Corp. (the “Company”), acquired all of the outstanding capital stock of FLASR, Inc., a Delaware company (“FLASR”) pursuant to a stock purchase agreement (the “Purchase Agreement”) with FLASR and its sole stockholder Everett Dickson. As a result of the closing of the Purchase Agreement, FLASR became a wholly-owned subsidiary of the Company. In exchange for the Shares, the Company issued an aggregate of 50,000,000 post-split shares of its common stock to Mr. Dickson. Mr. Dickson purchased 36,000,000 post-split shares on July 23, 2014 and received an additional 50,000,000 post-split shares in connection with the FLASR merger. After the completion of the merger, Mr. Dickson owned a total of 86,000,000 post-split shares. The Purchase Agreement contains customary representations and warranties from each of the Company, FLASR and its shareholder. The transaction was accounted for as a reverse recapitalization where Language Arts Corp is the legal acquirer and FLASR is the accounting acquirer.

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